zendesk May 11, 2022 Delivered by email to: Pat@patrickcopeland.org Dear Patrick: On behalf of Zendesk, Inc. (the "Company"), I am pleased to offer you employment with the Company. This letter outlines the terms for your employment. Position: Your initial position with the Company will be Chief Engineering Officer. This is a regular full-time exempt position reporting to Mikkel Svane, Chief Executive Officer. Start Date: Unless we arrange separately, your first day of employment will be prior to or on July 18, 2022, subject to the satisfactory completion by the Company of your background check, credentials and references. Salary: The Company will pay you an annual salary of $450,000, paid bi-weekly during your employment, and subject to periodic review and adjustments at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings. Bonus: You will be eligible to receive an annual target bonus of 80% of your Base Salary (or annualized target base pay, if paid hourly) based upon the achievement of performance goals established separately ("Bonus''). The actual Bonus is discretionary and will be subject to the Company's assessment of your performance, as well as business conditions at the Company. The Company also may make adjustments to the targeted amount of your Bonus, and the Bonus may be subject to approval by and adjustments at the discretion of the Company's Board of Directors ("Board"), a delegee of the Board, or the Company and subject to the terms of any applicable bonus plan separately delivered to you. Employees with a Start Date on or before September 30th are eligible for a prorated Bonus for the performance year in which they started, as determined by the Board and subject to the terms of any applicable bonus plan that will be separately delivered to you. The Bonus, if any, will be payable in the calendar year following the close of the performance year; provided that you are employed and in good standing with the Company through the date of payment and satisfy the terms and conditions of any applicable bonus plan. �� nncleslc 989 Market St J f ISCO CA 94103 Zendesk,Inc Exhibit 10.1

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by May 13th, 2022 by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization. Very truly yours, Mikkel Svane Chief Executive Officer I have reviewed this offer letter and accept its terms. I also have reviewed the Mutual Agreement to Arbitrate, and the Confidentiality and Invention Assignment Agreement. I also understand that either Zendesk, Inc. or I may end the employment relationship at any time, with or without cause, and with or without notice. Patrick Copeland 5/11/2022 Date s/ Patrick Copeland